News Release

Tutor Perini Reports Fourth Quarter and Full Year 2023 Results

•Record operating cash flow of $308.5 million in 2023, up 49% compared to the prior record of $207.0 million in 2022
•Term Loan B was paid down by an additional $91 million on February 23, 2024, earlier than required
•Backlog increased 28% year-over-year to $10.2 billion, providing visibility for strong revenue growth
•Backlog is expected to continue to grow significantly in 2024 and 2025, as the Company is tracking more than $32 billion of near-term opportunities over this period
•Senior Notes refinancing is underway, with transaction expected to be completed by the end of April 2024
•Establishing initial EPS guidance for 2024 in the range of $0.85 to $1.10

LOS ANGELES – (BUSINESS WIRE) – February 28, 2024 – Tutor Perini Corporation (the “Company”) (NYSE: TPC), a leading civil, building and specialty construction company, reported results today for the fourth quarter and year ended December 31, 2023 (see attached tables). Revenue for 2023 was $3.9 billion, up slightly compared to 2022, primarily due to a lower amount of net unfavorable impacts from settlements, litigation results and other project charges in 2023 as compared to 2022. Revenue for the Civil and Building segments grew 9% and 5% in 2023, respectively, driven in part by increased project execution activities on certain projects in California, New York, and the Asia-Pacific region, including Guam. The growth in these segments was mostly offset by a 15% revenue decline for the Specialty Contractors segment in 2023 due to reduced project execution activities on the electrical and mechanical components of a completed transportation project in the Northeast.

Loss from construction operations for 2023 was $114.6 million compared to $204.8 million for 2022. The reduced loss was due to a lower amount of net unfavorable impacts in 2023 as compared to 2022 that resulted primarily from more favorable expedited settlement activities and relatively better litigation outcomes in 2023. Net loss attributable to the Company for 2023 was $171.2 million, or a $3.30 diluted loss per share, compared to net loss attributable to the Company of $210.0 million, or a $4.09 diluted loss per share, for 2022.

The Company generated a record $308.5 million of net cash provided by operating activities in 2023 compared to the previous record of $207.0 million in 2022. Operating cash flow in these two years was higher than in any other year since the merger between Tutor-Saliba Corporation and Perini Corporation in 2008. The significant increase in 2023, as compared to 2022, was primarily driven by improved collection activity, including collections associated with the continued resolution of certain claims and unapproved change orders that previously required the use of cash. The Company reduced its costs and estimated earnings in excess of billings by $234 million, or 17%, in 2023, and expects a further significant reduction in 2024, as the majority of the remaining disputed matters are expected to be resolved by the end of the year.

Backlog as of December 31, 2023 was $10.2 billion, up 28% compared to $7.9 billion as of December 31, 2022. New awards and contract adjustments in 2023 totaled $6.1 billion and the largest awards included the $2.95 billion Brooklyn Jail project in New York; $788 million of additional funding for certain mass-transit projects in California; $287 million of additional funding for two large health care projects in California; a $222 million military facilities project at Tinian International Airport in the Commonwealth of the Northern Mariana Islands; and $127 million of additional funding for a mass-transit project in Minnesota.

“We delivered a second consecutive year of record operating cash flow and grew our backlog substantially in 2023,” remarked Ronald Tutor, Chairman and Chief Executive Officer. “We also made continued progress in resolving many outstanding disputes and reducing our unbilled receivables, and continue to believe that we will resolve the majority of our remaining disputed matters by the end of 2024. We anticipate double-digit revenue growth and a return to positive earnings in 2024, with substantially stronger earnings expected in 2025 and 2026. We also expect continued solid operating cash flow over the next several years and look forward to capturing our share of the tremendous pipeline of opportunities we see ahead.”

Outlook and Guidance

The Company continues to experience high demand for its services, supported by substantial funding in place at the state and local levels, as well as the $1.2 trillion Bipartisan Infrastructure Law that was passed in 2021 at the federal level. The Company anticipates continued significant backlog growth in 2024 and 2025, as it is currently tracking and expects to capture its share of more than $75 billion of new project opportunities over the next three to four years, of which more than $32 billion are expected in 2024 and 2025.

Based on its assessment of the current market and business outlook, the Company anticipates double-digit revenue growth in 2024 and a return to positive earnings, with substantially stronger earnings expected in 2025 and 2026. The Company is establishing its initial EPS guidance for 2024 at a range of $0.85 to $1.10. As in prior years, earnings in 2024 are expected to be weighted more heavily in the second half of the year due to the anticipated timing of large project activities, as well as typical business seasonality. The Company expects continued strong operating cash generation in 2024 and 2025, well in excess of net income for each year, as a result of continuing robust cash collections, both from project execution activities and the anticipated resolution of the majority of the remaining legacy disputed matters.

The Company is working to refinance its Senior Notes due in 2025 and anticipates that it will complete a refinancing transaction by the end of April 2024. On February 23, 2024, the Company further paid down its Term Loan B by approximately $91 million (a payment that was required to be made by the first week of April 2024), reducing the Term Loan balance to $276.1 million from its original $425 million. After this paydown, the Company still has significant cash available, which is anticipated to be used for further debt reduction in conjunction with the expected refinancing. The Company may consider a broader refinancing that could extend the maturities for all of its debt, should market conditions provide such opportunity.

Fourth Quarter 2023 Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, February 28, 2024, to discuss the fourth quarter and full year 2023 results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC).

Forward-Looking Statements

The statements contained in this release, including those set forth in the section “Outlook and Guidance,” that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. While the Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them, there can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: unfavorable outcomes of existing or future litigation or dispute resolution proceedings against us or customers (project owners, developers, general contractors, etc.), subcontractors or suppliers, as well as failure to promptly recover significant working capital invested in projects subject to such matters; revisions of estimates of contract risks, revenue or costs, economic factors such as inflation, the timing of new awards, or the pace of project execution, which has resulted and may continue to result in losses or lower than anticipated profit; increased competition and failure to secure new contracts; contract requirements to perform extra work beyond the initial project scope, which has and in the future could result in disputes or claims and adversely affect our working capital, profits and cash flows; risks and other uncertainties associated with estimates and assumptions used to prepare our financial statements; a significant slowdown or decline in economic conditions, such as those presented during a recession; failure to meet contractual schedule requirements, which could result in higher costs and reduced profits or, in some cases, exposure to financial liability for liquidated damages and/or damages to customers, as well as damage to our reputation; inability to attract and retain our key officers, and to adequately plan for their succession, and hire and retain personnel required to execute and perform on our contracts; possible systems and information technology interruptions and breaches in data security and/or privacy; risks related to our international operations, such as uncertainty of U.S. government funding, as well as economic, political, regulatory and other risks, including risks of loss due to acts of war, labor conditions, and other unforeseeable events in countries where we do business, which could adversely affect our revenue and earnings; decreases in the level of government spending for infrastructure and other public projects; the impact of inclement weather conditions and other events outside our control on projects; client cancellations of, or reductions in scope under, contracts reported in our backlog; risks related to government contracts and related procurement regulations; failure of our joint venture partners to perform their venture obligations, which could impose additional financial and performance obligations on us, resulting in reduced profits or losses and/or reputational harm; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws; public health crises, such as COVID-19, have adversely impacted, and could in the future adversely impact, our business, financial condition and results of operations by, among other things, delaying the timing of project bids and/or awards and the timing of dispute resolutions and associated collections; physical and regulatory risks related to climate change; impairment of our goodwill or other indefinite-lived intangible assets; our ability to refinance our 2017 Senior Notes, including the timing and terms of a refinancing process, is subject to market and other conditions and may not be successful or may be completed on terms less favorable to the Company than currently anticipated; an inability to obtain bonding could have a negative impact on our operations and results; failure to meet our obligations under our debt agreements (especially in a high interest rate environment), including the spring-forward maturity of our Term Loan B and/or Revolver on certain dates in 2025 if any of the 2017 Senior Notes remain outstanding as of such dates; downgrades in our credit ratings; the exertion of influence over the Company by our chairman and chief executive officer due to his position and significant ownership interest; significant fluctuations in the market price of our common stock, which could result in substantial losses for stockholders and potentially subject us to securities litigation; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 28, 2024 and in other reports that we file with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications
www.tutorperini.com

Tutor Perini Corporation
Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per common share amounts)	2023	2022	2023	2022
REVENUE	$1,021,471	$906,648	$3,880,227	$3,790,755
COST OF OPERATIONS	(972,552)	(943,498)	(3,739,603)	(3,761,143)
GROSS PROFIT (LOSS)	48,919	(36,850)	140,624	29,612
General and administrative expenses	(71,393)	(60,561)	(255,221)	(234,376)
LOSS FROM CONSTRUCTION OPERATIONS	(22,474)	(97,411)	(114,597)	(204,764)
Other income, net	4,758	1,618	17,200	6,732
Interest expense	(21,315)	(19,927)	(85,157)	(69,638)
LOSS BEFORE INCOME TAXES	(39,031)	(115,720)	(182,554)	(267,670)
Income tax benefit	2,953	28,051	54,957	75,098
NET LOSS	(36,078)	(87,669)	(127,597)	(192,572)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	11,451	5,248	43,558	17,437
NET LOSS ATTRIBUTABLE TO TUTOR PERINI CORPORATION	$(47,529)	$(92,917)	$(171,155)	$(210,009)
BASIC LOSS PER COMMON SHARE	$(0.91)	$(1.80)	$(3.30)	$(4.09)
DILUTED LOSS PER COMMON SHARE	$(0.91)	$(1.80)	$(3.30)	$(4.09)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	52,024	51,505	51,845	51,324
DILUTED	52,024	51,505	51,845	51,324

Tutor Perini Corporation
Segment Information

	Reportable Segments
(in thousands)	Civil	Building	Specialty Contractors	Total	Corporate		Consolidated Total
Quarter ended December 31, 2023
Total revenue	$493,641	$383,168	$186,034	$1,062,843	$—		$1,062,843
Elimination of intersegment revenue	(34,263)	(7,073)	(36)	(41,372)	—		(41,372)
Revenue from external customers	$459,378	$376,095	$185,998	$1,021,471	$—		$1,021,471
Income (loss) from construction operations	$28,301	$(7,289)	$(24,113)	$(3,101)	$(19,373)	(a)	$(22,474)
Capital expenditures	$4,669	$216	$159	$5,044	$2,319		$7,363
Depreciation and amortization(b)	$9,932	$572	$589	$11,093	$2,151		$13,244

Quarter ended December 31, 2022
Total revenue	$478,806	$345,320	$140,229	$964,355	$—		$964,355
Elimination of intersegment revenue	(39,246)	(18,388)	(73)	(57,707)	—		(57,707)
Revenue from external customers	$439,560	$326,932	$140,156	$906,648	$—		$906,648
Income (loss) from construction operations	$9,071	$(2,287)	$(85,558)	$(78,774)	$(18,637)	(a)	$(97,411)
Capital expenditures	$11,116	$1,360	$343	$12,819	$4,152		$16,971
Depreciation and amortization(b)	$6,932	$452	$559	$7,943	$2,367		$10,310

	Reportable Segments
(in thousands)	Civil	Building	Specialty Contractors	Total	Corporate		Consolidated Total
Year ended December 31, 2023
Total revenue	$1,971,194	$1,302,636	$694,038	$3,967,868	$—		$3,967,868
Elimination of intersegment revenue	(87,329)	(97)	(215)	(87,641)	—		(87,641)
Revenue from external customers	$1,883,865	$1,302,539	$693,823	$3,880,227	$—		$3,880,227
Income (loss) from construction operations	$198,609	$(91,206)	$(144,822)	$(37,419)	$(77,178)	(a)	$(114,597)
Capital expenditures	$41,318	$3,932	$1,250	$46,500	$6,453		$52,953
Depreciation and amortization(b)	$31,685	$2,227	$2,445	$36,357	$8,872		$45,229

Year ended December 31, 2022
Total revenue	$1,956,968	$1,305,468	$813,531	$4,075,967	$—		$4,075,967
Elimination of intersegment revenue	(222,086)	(62,897)	(229)	(285,212)	—		(285,212)
Revenue from external customers	$1,734,882	$1,242,571	$813,302	$3,790,755	$—		$3,790,755
Income (loss) from construction operations	$21,123	$7,166	$(168,019)	$(139,730)	$(65,034)	(a)	$(204,764)
Capital expenditures	$49,819	$2,333	$2,545	$54,697	$5,083		$59,780
Depreciation and amortization(b)	$51,123	$1,713	$2,098	$54,934	$9,430		$64,364
_____________________________________________________________________________________________________________
(a)Consists primarily of corporate general and administrative expenses.
(b)Depreciation and amortization is included in income (loss) from construction operations.

Tutor Perini Corporation
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share and per share amounts)	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents ($173,118 and $168,408 related to variable interest entities (“VIEs”))	$380,564	$259,351
Restricted cash	14,116	14,480
Restricted investments	130,287	91,556
Accounts receivable ($84,014 and $54,040 related to VIEs)	1,054,014	1,171,085
Retention receivable ($161,187 and $187,615 related to VIEs)	580,926	585,556
Costs and estimated earnings in excess of billings ($58,089 and $83,911 related to VIEs)	1,143,846	1,377,528
Other current assets ($26,725 and $33,340 related to VIEs)	217,601	179,215
Total current assets	3,521,354	3,678,771
PROPERTY AND EQUIPMENT:
Land	44,127	44,433
Building and improvements	132,639	124,429
Construction equipment	613,166	590,089
Other equipment	185,530	181,649
	975,462	940,600
Less accumulated depreciation	(534,171)	(505,512)
Total property and equipment, net ($35,135 and $22,133 related to VIEs)	441,291	435,088
GOODWILL	205,143	205,143
INTANGIBLE ASSETS, NET	68,305	70,542
DEFERRED INCOME TAXES	74,083	15,910
OTHER ASSETS	119,680	137,346
TOTAL ASSETS	$4,429,856	$4,542,800
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$117,431	$70,285
Accounts payable ($24,160 and $36,484 related to VIEs)	466,545	495,345
Retention payable ($22,841 and $44,859 related to VIEs)	223,138	246,562
Billings in excess of costs and estimated earnings ($439,759 and $480,839 related to VIEs)	1,103,530	975,812
Accrued expenses and other current liabilities ($18,206 and $5,082 related to VIEs)	214,309	179,523
Total current liabilities	2,124,953	1,967,527
LONG-TERM DEBT, less current maturities, net of unamortized discount and debt issuance costs totaling $11,000 and $13,980	782,314	888,154
DEFERRED INCOME TAXES	956	4,649
OTHER LONG-TERM LIABILITIES	237,722	240,486
TOTAL LIABILITIES	3,145,945	3,100,816
COMMITMENTS AND CONTINGENCIES
EQUITY
Stockholders' equity:
Preferred stock – authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock – authorized 112,500,000 shares ($1 par value), issued and outstanding 52,025,497 and 51,521,336 shares	52,025	51,521
Additional paid-in capital	1,146,204	1,140,933
Retained earnings	133,146	304,301
Accumulated other comprehensive loss	(39,787)	(47,037)
Total stockholders' equity	1,291,588	1,449,718
Noncontrolling interests	(7,677)	(7,734)
TOTAL EQUITY	1,283,911	1,441,984
TOTAL LIABILITIES AND EQUITY	$4,429,856	$4,542,800

Tutor Perini Corporation
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2023	2022
Cash Flows from Operating Activities:
Net loss	$(127,597)	$(192,572)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	42,992	49,838
Amortization of intangible assets	2,237	14,526
Share-based compensation expense	12,259	9,065
Change in debt discounts and deferred debt issuance costs	5,458	3,697
Deferred income taxes	(64,820)	(79,449)
(Gain) loss on sale of property and equipment	(5,016)	145
Changes in other components of working capital	428,910	390,424
Other long-term liabilities	3,754	14,317
Other, net	10,294	(3,020)
NET CASH PROVIDED BY OPERATING ACTIVITIES	308,471	206,971

Cash Flows from Investing Activities:
Acquisition of property and equipment	(52,953)	(59,780)
Proceeds from sale of property and equipment	10,062	8,599
Investments in securities	(48,351)	(23,948)
Proceeds from maturities and sales of investments in securities	12,997	9,493
NET CASH USED IN INVESTING ACTIVITIES	(78,245)	(65,636)

Cash Flows from Financing Activities:
Proceeds from debt	712,324	693,757
Repayment of debt	(773,999)	(732,101)
Cash payments related to share-based compensation	(969)	(1,734)
Distributions paid to noncontrolling interests	(46,500)	(47,386)
Contributions from noncontrolling interests	2,000	8,688
Debt issuance, extinguishment and modification costs	(2,233)	(124)
NET CASH USED IN FINANCING ACTIVITIES	(109,377)	(78,900)

Net increase in cash, cash equivalents and restricted cash	120,849	62,435
Cash, cash equivalents and restricted cash at beginning of year	273,831	211,396
Cash, cash equivalents and restricted cash at end of year	$394,680	$273,831

Tutor Perini Corporation
Backlog Information
Unaudited

(in millions)	Backlog at September 30, 2023	New Awards in the Quarter Ended December 31, 2023(a)	Revenue Recognized in the Quarter Ended December 31, 2023	Backlog at December 31, 2023
Civil	$4,529.6	$170.4	$(459.4)	$4,240.6
Building	4,340.1	213.5	(376.1)	4,177.5
Specialty Contractors	1,780.2	146.1	(186.0)	1,740.3
Total	$10,649.9	$530.0	$(1,021.5)	$10,158.4

(in millions)	Backlog at December 31, 2022	New Awards in the Year Ended December 31, 2023(a)	Revenue Recognized in the Year Ended December 31, 2023	Backlog at December 31, 2023
Civil	$4,416.3	$1,708.2	$(1,883.9)	$4,240.6
Building	2,223.6	3,256.4	(1,302.5)	4,177.5
Specialty Contractors	1,289.2	1,144.9	(693.8)	1,740.3
Total	$7,929.1	$6,109.5	$(3,880.2)	$10,158.4
_____________________________________________________________________________________________________________
(a)New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.